Exhibit 10.1

CAMBRIDGE BANCORP

2017 EQUITY AND CASH INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Cambridge Bancorp, a Massachusetts corporation (the “Company”), hereby issues to the Grantee on the Date of Grant, the number of shares of the Company’s Common Stock, $1.00 par value, as set forth below (the “Restricted Stock”) on the terms and conditions and subject to the restrictions set forth in this Restricted Stock Agreement (the “Agreement”) and the Cambridge Bancorp 2017 Equity and Cash Incentive Plan (the “Plan”).

Name of Grantee:

Number of Shares of Common Stock:

Date of Grant:

Vesting Criteria:

Date                          Shares Vested

IN WITNESS WHEREOF, the Company has caused this Agreement (including the terms and conditions in Exhibit A hereto) to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand, accepting and agreeing to be bound by the terms and conditions of this Agreement and the Plan. The Grantee further agrees and acknowledges that by accepting this Agreement, he or she agrees to be bound by the Employee Proprietary Information and Restrictive Covenants Agreement, attached as Appendix A hereto.

CAMBRIDGE BANCORP	THE GRANTEE

By:	Name:
Title: SVP, Director of Human Resources	Date:

Exhibit A

Terms and Conditions of Restricted Stock Award

1. Plan Incorporated by Reference. This Agreement is issued pursuant to the Company’s 2017 Equity and Cash Incentive Plan, as amended and in effect from time to time (the “Plan”). This Agreement does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference, and capitalized terms not defined in this Agreement are defined in the Plan. Copies of the Plan may be obtained upon request without charge from the Company.

2. Consideration. The Grantee is an employee, Director or consultant of the Company or one of its Subsidiaries, and the Company desires to reward the Grantee and/or provide an incentive for his or her services to the Company or such Subsidiary by affording him or her the opportunity to acquire stock ownership in the Company.

3. Restrictions on Common Stock issued under this Agreement.

(a) Until the termination of restrictions as provided hereinafter, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in this Agreement.

(b) The restrictions set forth in Section 3(a) shall terminate as to the Restricted Stock or any portion thereof, as applicable, upon the earliest of (i) the satisfaction of the Vesting Criteria set forth above (with any fractional share resulting rounded down to the nearest whole share), so that the restrictions on all such shares shall have terminated when all Vesting Criteria have been met, if at all, and (ii) termination of the Grantee’s employment with the Company or a Subsidiary as a result of the Grantee’s death or disability (as defined in Section 22(e)(3) of the Code (“Disability”)).

(c) If the Grantee’s employment with the Company or a Subsidiary is terminated by the Company other than for Cause or as a result of the Grantee’s Retirement, then the restrictions set forth in Section 3(a) shall terminate as to a pro rata number of shares of Restricted Stock equal to the Number of Shares of Common Stock less any shares of Restricted Stock that previously vested multiplied by the full number of months completed since the prior vesting date (or in the entire restricted period set forth on the cover sheet, if no vesting date has passed) divided by the number of months remaining in the entire restricted period. All remaining shares of Restricted Stock shall automatically be forfeited and returned to the Company. For purposes of this Agreement, “Retirement” shall mean the Grantee (a) attains the age of 60 or older and his or her combined age and years of service are equal to or greater than 70 and (b) provides six months’ notice of the intention to retire to the Company, provided that such six-month notice period may be waived by the Committee in its sole discretion.

4. Forfeiture of Restricted Stock. Upon termination of the Grantee’s employment with the Company or a Subsidiary for any reason other than the Grantee’s death, Disability, termination by the Company other than for Cause or Retirement, all shares of Restricted Stock that remain subject to the restrictions imposed by Section 3(a) shall automatically be forfeited and returned to the Company unless the Board or the Committee in its discretion shall otherwise determine. In addition, if the Grantee takes actions in violation or breach of the terms of the Employee Proprietary Information and Restrictive Covenants Agreement set forth on Appendix A, the Company has the right to cause an immediate forfeiture of all shares of Restricted Stock that remain subject to the restrictions imposed by Section 3(a).

5. Rights as Stockholder. Except for the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Restricted Stock shall have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Restricted Stock and the right to vote such Restricted Stock.

6. Stock Certificates; Book-Entry. The issuance of shares of Restricted Stock under this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including book-entry, registration, or issuance of one or more stock certificates, with any unvested shares of Restricted Stock bearing a legend with the appropriate restrictions imposed by this Agreement. As the Grantee’s interest in the Restricted Stock vests as described above, the recordation of the number of unvested shares of Restricted Stock attributable to the Grantee will be appropriately modified. To the extent certificates are issued with regard to unvested shares of Restricted Stock, such certificates shall be registered in the name of the Grantee and deposited by the Grantee, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in a Plan and an Agreement between the registered owner and the issuer. A copy of such Plan and Agreement will be furnished to the holder of this certificate by the issuer without charge upon written request.”

Upon the termination of the restrictions imposed by this Agreement as to any shares of Restricted Stock, the Company shall return to the Grantee (or to such Grantee’s legal representative) certificates without a legend for the shares of Common Stock as to which the restrictions have been terminated.

7. Tax Withholding. It shall be a condition to the issuance of Restricted Stock that the Grantee shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in connection with the issuance and ownership of the Restricted Stock. The Company and its Subsidiaries may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Grantee. In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the Restricted Stock may be paid in whole or in part with shares of Common Stock, including shares retained from those as to which the restrictions hereunder have terminated, valued at their Fair Market Value on the date of retention or delivery.

8. Adjustments. Upon any change from time to time in the outstanding Common Stock of the Company by reason of stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other such transaction affecting the Company’s Common Stock, the shares of Restricted Stock may be adjusted in any manner as contemplated by Section 12(a) of the Plan.

9. Reorganization Event. If a Reorganization Event occurs and the Grantee’s employment is terminated by the Company without Cause within 12 months following the Reorganization Event, the restrictions imposed by Section 3(a) on all shares of Restricted Stock shall terminate. For purposes of this Agreement, “Cause” shall mean, unless otherwise provided in an employment agreement in effect immediately prior to such termination, (i) the Grantee has been formally charged with engaging in a felony or in any other criminal offense that involves a violation of banking or securities laws, embezzlement, fraud, misappropriation of property, or any other crime involving dishonesty; (ii) the Grantee’s willful failure to perform a substantial portion of the Grantee’s responsibilities of employment, which failure continues, in the reasonable judgment of the Company, after written notice to the Grantee; (iii) the Grantee’s gross negligence or willful misconduct to the detriment of the Company; or (iv) a material breach by the Grantee of any of his obligations under any agreement with the Company.

10. Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Code, and the regulations and rulings promulgated thereunder, or under comparable provisions of other laws, he or she will provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service or other authority.

11. Amendments. The Committee may amend, modify or terminate this Agreement, including substituting therefor another Award of the same or a different type, provided that the Grantee’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Grantee.

12. No Guarantee of Employment. Neither the adoption, maintenance nor operation of the Plan nor this Agreement shall confer upon the Grantee any right with respect to the continuance of his or her employment by the Company or any Subsidiary, nor shall they interfere with all rights of the Company or Subsidiary to terminate the Grantee at any time or otherwise change the terms of his or her employment free of any liability or claim hereunder, including, without limitation, the right to promote, demote or otherwise re-assign Grantee from one position to another within the Company or any Subsidiary.

13. Assignment. No rights or interests of the Grantee under this Agreement or under the Plan may be assigned, encumbered or transferred except by will or the laws of descent and distribution. The Company’s rights hereunder shall be assigned to and inure to the benefit of any corporation the shares of which are substituted or exchanged for shares of Common Stock in any merger, consolidation or share exchange involving the Company.

14. Decisions by Committee. The Committee administers the Plan. Any dispute or disagreement that shall arise under, or as a result of, or pursuant to this Agreement shall be resolved by the Committee in its sole and absolute discretion, and any such resolution or any other determination by the Committee under, or pursuant to, this Agreement and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding, and conclusive on all persons affected thereby.

15. Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Grantee at the last address specified in the Company’s records (or such other address as the Grantee may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Grantee):

Cambridge Trust Company

1336 Massachusetts Avenue

Cambridge, Massachusetts 02138

Attn: Chief Financial Officer

16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

17. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the Restricted Stock or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

APPENDIX A

CAMBRIDGE TRUST COMPANY

EMPLOYEE PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS AGREEMENT

In consideration of my employment with CAMBRIDGE TRUST COMPANY, (the “Company”), my continued employment with the Company, and all other good and valuable consideration, I hereby agree, pursuant to this EMPLOYEE PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”), as follows:

1. NONDISCLOSURE.

1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and at any time thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets may subject me to civil and/or criminal penalties.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, rates, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, this Agreement does not restrict my rights to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, or to use my own, skill, knowledge, know-how and experience.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employers and Others. During my employment, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer, or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, which is otherwise provided, owned or developed by the Company, or which I otherwise have the legal right to use.

2. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes and in any other form that may be required by the Company) of all Proprietary Information developed by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3. DUTY OF LOYALTY DURING EMPLOYMENT. I understand that my employment requires my full attention and effort. I agree that during the period of my employment I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, including but not limited to employment or business activity which would conflict with my employment.

4. NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS OR CUSTOMERS. I agree that for the period of my employment and for twelve (12) months after the date my employment ends for any reason, including but not limited to voluntary or involuntary termination, I will not, either directly or through others: (i) solicit or attempt to solicit any employee of the Company, with whom I had contact or whose identity I learned as a result of my employment, to end his or her relationship with the Company; or (ii) solicit any consultant, contractor, strategic partner, or customer of the Company, with whom I had contact or whose identity I learned as a result of my employment, to diminish or materially alter his/her/its relationship with the Company.

The parties agree that for purposes of this Agreement, a customer is any person or entity (x) to which the Company has provided goods or services at any time during the twelve (12) months prior to the end of my employment; or (y) that has contacted the Company or responded to a solicitation by the Company regarding the prospect of the Company providing goods or services to such person or entity during the twelve (12) months prior to the end of my employment.

5. NO CONFLICTING AGREEMENT OR OBLIGATION. I represent that my performance of all the terms of this Agreement and my employment does not and will not breach any agreement or obligation of any kind made prior to my employment, including agreements or obligations I may have with prior employers or entities for which I have provided services. I have not entered into, and I agree I will not enter into, any agreement or obligation either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When my employment is terminated (for any reason), I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. I recognize that in the course of my employment, I will have access to Proprietary Information, to Third Party Information, and to employees, consultants, contractors, clients, and customers of the Company. I also recognize that the services I will be employed to provide during my employment are personal and unique. I understand that because of this the Company will sustain irreparable injury if I violate this Agreement. In order to limit or prevent such irreparable injury, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In addition, without limiting the foregoing, I understand that if I violate this Agreement, the Company shall have the right to cause a forfeiture of any equity incentive awards I hold.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that my employment is terminated (for any reason), I authorize the Company to provide notice of my rights and obligations under this Agreement to my subsequent employer and to any other entity or person to whom I provide services.

10. GENERAL PROVISIONS.

10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state of Massachusetts, without regard to conflicts of laws principles thereof. I hereby expressly consent to the personal jurisdiction of the state and federal courts for the state of Massachusetts in any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2 Defend Trade Secrets Act. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

10.3 Severability and Reformation. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it to be enforceable to the maximum extent compatible with applicable law. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.4 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of (x) the Company and (y) the Company’s respective successors and assigns.

10.5 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.6 No Guaranteed Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment or non-at-will employment by the Company.

10.7 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.